CONFIRMING STATEMENT


This Statement confirms that the undersigned has authorized and designated Catherine Sulawske-Guck to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Bioheart, Inc. The authority of Catherine Sulawske-Guck under this statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his or her ownership of or transactions in securities of Bioheart, Inc. unless earlier revoked in writing. The undersigned acknowledges that Catherine Sulawske-Guck is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.





/s/ Peggy Farley				February 9, 2009
Name						Date